Annual Shareholders Meeting August 16, 2007 Marco Emrich President & CEO

Today's discussion may contain "forward-looking statements". As defined by the SEC, forward-looking statements are statements other than historical information or statements of current condition which relate to the plans, objectives, and expectations of SEDONA Corporation in the future. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements should not be regarded as a representation by the Company that the objectives or plans of the Company will be achieved or that any of the Company's operating expectations will be realized as they are influenced by a host of internal and external impacts which are difficult to predict. You should refer to the Company's reports filed with the SEC for further information regarding the risks and uncertainties of the Company's operations.

A software application and services provider that delivers vertical Customer/Member Relationship Management (CRM/MRM) solutions to small to mid-size businesses Community and Regional Banks Credit Unions Continuing Education Schools

Fiscal Year 2007 Six Months Financial Summary

Last Twelve Months Business Overview

Profit Technologies Corporation In-house deployment - over 80 banks ShareTec Credit Union System's distributors In-house deployment through Data Systems of Texas, GBS Computer Solutions and Bradford-Scott Data Corporation - over 250 credit unions Haydrian Corporation In-house deployment CU ink, Inc. In-house deployment - over 1,000 credit unions New Indirect Sales Channels Source: Partners website & National Credit Union Association - July 2007

Product Sales Indirect Sales Channels Fiserv Solutions: 26 credit unions and 2 banks, totaling $ 578,000 for the length of the contracts (3 years minimum) CBS, Galaxy Plus, IntegraSys and CUSA Technologies COCC: 2 banks, totaling $ 102,000 for the length of the contracts (5 years minimum) Data Systems of Texas: 2 credit unions, totaling $ 83,000 for the length of the contracts (3 years minimum) CU ink: 1 credit union, totaling $ 38,400 for the length of the contract (3 years minimum)

Product Sales Direct Sales Channel 1 bank and 1 credit union, totaling $ 338,000 for the length of the contracts (3 years minimum) First sale of Intarsia for the higher education market, totaling $ 84,000 for the length of the contract (3 years minimum)

Addition of new Vice President of Sales Continuing education schools, banks and credit unions Dedicated resource for outbound calls into the credit union market Over 260 prospects running CompuSource, Data Center Inc, Computer Marketing Corporation and Fiserv's USERS, Aftech, Summit and XP Systems core systems Lead generation marketing programs Joint symposiums with CU ink in Pennsylvania, Virginia, New Jersey, Connecticut and Massachusetts Joint webinars with ShareTec Credit Union System's providers Annual User Conference in Las Vegas New Direct Sales and Marketing Initiatives

Litigations Open Solutions Inc. SEDONA filed civil action to redress the violation of software license agreement (June 2006) SEDONA received the first set of Interrogatories and Production Requests (May 2007) Naked Short Selling Civil action lawsuit against numerous defendants in the United States District Court, Southern District of New York related to the alleged manipulations of its stock

The Next Twelve Months

Annual Shareholders Meeting August 16, 2007 Marco Emrich President & CEO